UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
August 17, 2012

WESTINGHOUSE SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101
Campbell, CA  95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 17, 2012, Westinghouse Solar, Inc. (the “Company”) received a written notification (the “Staff Determination”) from the Listing Qualifications Department of the NASDAQ Stock Market (“NASDAQ”) notifying the Company that it does not comply with the minimum $2.5 million stockholders’ equity requirement set forth in NASDAQ Listing Rule 5550(b)(1) for continued listing on NASDAQ (the “Listing Rule”). In its Form 10-Q for the period ended June 30, 2012, the Company reported stockholders’ equity of $479,173. As such, the Company is currently not in compliance with the Listing Rule.

As previously disclosed, on November 18, 2011, a NASDAQ Hearings Panel ("the Panel") granted the Company time to comply with the Listing Rule. Subsequently, on January 13, 2012, the Panel determined that the Company had then met the terms of the exception and regained compliance with the Listing Rule. However, because the Company’s projected compliance margin with the Listing Rule was thin, the Panel imposed a Panel Monitor until January 13, 2013.

Pursuant to the Staff Determination, the Company has until August 24, 2012, to submit the Company’s views and updated information with regard to this additional deficiency for consideration by the Panel. Based on the information presented, along with the information previously presented at the hearing before the Panel, the Panel can grant the Company additional time from the date of the Staff Determination for the Company to regain compliance with the Listing Rule. As previously disclosed, the Panel in its June 19, 2012 determination granted the Company continued listing while the Company pursues its pending business combination with CBD Energy Limited, provided that the consummation of the business combination occur by October 1, 2012. The Company is currently evaluating various courses of action to regain compliance, and it intends to submit an update report to the Panel by August 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 23, 2012

WESTINGHOUSE SOLAR, INC.

By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Executive Officer